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                                                                    EXHIBIT 11.1

                                  MINIMED INC.

            STATEMENT OF COMPUTATION OF NET INCOME (LOSS) PER SHARE

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
                                                         YEAR ENDED       YEAR ENDED       YEAR ENDED
                                                        DECEMBER 31,     DECEMBER 29,     DECEMBER 27,
                                                        ------------     ------------     ------------
                                                            1994             1995             1996
                                                        ------------     ------------     ------------
Weighted average common shares outstanding............    7,768,000        9,293,000       11,566,000
Common equivalent shares from stock options and
  warrants............................................      206,000          646,000          672,000
Redeemable convertible preferred stock................    1,111,000          648,000
                                                          ---------       ----------       ----------
Shares used in per share calculation..................    9,085,000       10,587,000       12,238,000
                                                          =========       ==========       ==========
Net income (loss).....................................   $ (900,000)      $1,809,000       $4,672,000
                                                          =========       ==========       ==========
Net income (loss) per share...........................        $(.10)            $.17             $.38
                                                          =========       ==========       ==========
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